Exhibit 10.22

NeoPhotonics Corporation

Amended and Restated Severance Rights Agreement

This Amended and Restated Severance Rights Agreement (the “Agreement”) is made and entered into by and between James D. Fay (the “Employee”) and NeoPhotonics Corporation, a Delaware corporation, (the “Company”), effective as of April 13, 2010.

RECITALS

A. The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its shareholders to provide the Employee with certain severance benefits should Employee’s employment with the Company terminate under certain circumstances. Such benefits are intended to provide Employee with enhanced financial security and with sufficient incentive and encouragement for Employee to remain with the Company.

B. The Company and the Employee previously entered into an amended and restated severance agreement dated as of December 18, 2008 (the “Prior Agreement”).

C. The Company and the Employee wish to amend and restate the Prior Agreement in connection with the Company’s anticipated initial public offering in 2010, with such amendment and restatement being in full documentary compliance with applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations issued thereunder.

D. Certain capitalized terms used in the Agreement are defined in Section 5 below.

AGREEMENT

The parties hereto agree as follows:

1.	Term of Agreement. The terms of this Agreement shall terminate upon the date that all obligations of the parties hereunder have been satisfied, if Employee is eligible to receive benefits hereunder, or immediately upon a termination of Employee’s employment as to which he has no eligibility for benefits hereunder. A termination of the terms of this Agreement pursuant to this Section shall be effective for all purposes.

2.	At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, and as may otherwise be available in accordance with the Company’s established employee plans and policies at the time of termination.

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3.	Agreement Benefits.

(a)	Involuntary Termination Generally. If the Employee’s employment terminates as a result of Involuntary Termination, except by such Involuntary Termination as provided in Section 3(b) below, and provided the Employee provides a valid and effective Release of Claims not later than sixty (60) days after such termination, the Company will pay the Employee the following severance benefits:

(i)	a lump sum severance payment equal to the sum of (A) six (6) months of the Employee’s Base Compensation and (B) 50% of the Employee’s target Bonus for the year of termination, with such amount payable within ten (10) business days after the effective date of the Release of Claims; and

(ii)	provided Employee makes a timely and accurate election for continued health insurance coverage (including medical, dental, vision and prescription) under COBRA (or any state law of similar effect), the Company will pay the premiums for such continued coverage for the Employee and his eligible dependents for until the earliest of (i) the first six (6) months of such coverage, (ii) the date Employee commences new employment following his termination date, or (iii) such earlier date as Employee (or his dependents, as applicable) cease to be eligible for such continuation coverage.

(b)	Involuntary Termination Following a Change in Control. If the Employee’s employment terminates as a result of Involuntary Termination on or within twelve (12) months following a Change of Control, and provided the Employee provides a valid and effective Release of Claims not later than sixty (60) days after such termination, the Company will pay the Employee the following severance benefits:

(i)	a lump sum severance payment equal to the sum of (A) twelve (12) months of the Employee’s Base Compensation and (B) 100% of the Employee’s target Bonus for the year of termination, with such amount payable within ten (10) business days after the effective date of the Release of Claims;

(ii)	provided Employee makes a timely and accurate election for continued health insurance coverage (including medical, dental, vision and prescription) under COBRA (or any state law of similar effect), the Company will pay the premiums for such continued coverage for the Employee and his eligible dependents for until the earliest of (i) the first twelve (12) months of such coverage, (ii) the date Employee commences new employment following his termination date, or (iii) such earlier date as Employee (or his dependents, as applicable) cease to be eligible for such continuation coverage; and

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(iii)	the vesting of each of Employee’s then-outstanding compensatory equity awards granted under any of the Company’s equity incentive plans, and the rate of lapsing of any repurchase right applicable to any shares received under such awards, shall automatically be accelerated (and, in the case of options, such options shall become exercisable), as of the effective date of Employee’s Involuntary Termination, as to the number of shares that would have vested, or as to which repurchase rights would have lapsed, in the ordinary course of business if Employee had maintained his employment or consulting relationship with the Company for the first twenty-four (24) months following the effective date of the Involuntary Termination.

Notwithstanding anything in this Agreement to the contrary, if the Employee’s employment terminates as a result of Involuntary Termination prior to the closing of a Change in Control, and the Employee reasonably demonstrates to the satisfaction of the Company’s Board of Directors that such termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, then for all purposes of this Agreement, such Involuntary Termination shall be deemed to have occurred pursuant to this Section 3(b) and the Employee will be eligible for severance as provided in this Section 3(b) (and not under Section 3(a)).

(c)	Voluntary Resignation; Termination For Cause. If the Employee voluntarily resigns from the Company, or if the Company terminates the Employee’s employment for Cause, then the Employee shall not be entitled to receive severance or other benefits pursuant to this Agreement.

(d)	Disability; Death. If the Company terminates the Employee’s employment as a result of the Employee’s Disability, or if the Employee’s employment terminates due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits pursuant to this Agreement. Nothing in this Agreement restricts Employee’s rights to any payments under any death or disability insurance policy with the Company in effect at the time of termination.

4.	Excise Tax Payments. The Company and the Employee agree that Employee’s rights to benefits hereunder are subject to reduction in accordance with the provisions of Section 9(e) (that is, “Parachute Payments”) of the Company’s 2010 Equity Incentive Plan.

5.	Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)	Base Compensation. “Base Compensation” means an amount equal to Employee’s existing annual base salary at the time of the Involuntary Termination (ignoring the effect of any material reduction that forms the basis of a right to resign for Good Reason).

(b)	Bonus. “Bonus” shall mean the target compensation amount for the fiscal year of termination under any cash incentive program approved for the year of termination as applicable to the Employee.

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(c)	Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) the conviction of a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is materially injurious to the Company, and (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part.

(d)	Change in Control. “Change in Control” means the occurrence of any of the following events:

(i)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)	the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)	the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least sixty percent (60%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv)	a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(e)

Disability. “Disability” shall mean that the Employee has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and

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permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(f)	Good Reason. “Good Reason” shall mean the Employee’s voluntary resignation from all positions he then holds with the Company, effective within ninety (90) days after the occurrence of:

(i)	a material reduction or other material adverse change in the Employee’s job duties, responsibilities, authority or requirements (including the removal of such job duties, responsibilities, authority or requirements);

(ii)	any material reduction of the Employee’s annual base compensation;

(iii)	the Company requiring the Employee to move his primary work location to a location that increases his one way commute by more than fifty (50) miles from the Company’s then-current location; or

(iv)	the failure of the Company to obtain the assumption, in all material respects, of this Agreement by any successors to the Company;

provided, however, that the Employee must provide written notice to the Company of the existence of one of the conditions described above within sixty (60) days after its initial existence, and the Company must be provided with a period of thirty (30) days during which it may cure the circumstances giving rise to the condition (in which case, no right to resign for Good Reason shall exist). An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee shall not give rise to Good Reason.

(g)	Involuntary Termination. “Involuntary Termination” shall mean (i) any termination of the Employee’s employment by the Company without Cause (and other than by reason of death or Disability) or (ii) Employee’s resignation for Good Reason, provided that in either case, such termination constitutes a “separation from service” as defined under Treasury Regulation Section 1.409A-1(h).

(h)	Release of Claims. “Release of Claims” shall mean a waiver by Employee, in a form provided by the Company within ten (10) days after the applicable event, and reasonably acceptable to Employee, of all employment related obligations of and claims and causes of action against the Company. The Release of Claims must become effective in accordance with its terms within sixty (60) days following the event giving rise to the payment obligation hereunder. If the Release of Claims fails to become effective within the required period, Employee will not receive any of the benefits provided for under this Agreement.

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6.	Successors.

(a)	Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall promptly (within fifteen (15) days after such transaction) assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)	Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee shall die at a time when he is receiving payments or benefits hereunder, such payments and benefits shall continue to be paid or provided to such person or persons appointed in writing by Employee to receive such amounts or, if no person is so appointed, to the Employee’s estate.

7.	Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

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8.	Arbitration. To ensure the timely and economical resolution of disputes that may arise in connection with Employee’s employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Employee’s employment, or the termination of Employee’s employment, including but not limited to statutory claims, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Jose, California, conducted by JAMS under the then applicable JAMS rules. By agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

9.	Expenses. If any contest or dispute shall arise under this Agreement involving termination of the Employee’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Employee, on a current basis, for all legal fees and expenses, if any, incurred by the Employee in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the prime rate of Bank of America from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives the Employee’s statement for such fees and expenses through the date of payment thereof.

10.	Miscellaneous Provisions.

(a)	Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)	Whole Agreement. This Agreement sets forth the entire agreement of the parties with respect to the matters set forth herein, and supersedes all previous contracts, arrangements or understandings between the Company and Employee on the subjects set forth herein. The Agreement may be amended at any time only by mutual written agreement signed by the parties hereto.

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(c)	Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(d)	Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e)	Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(f)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g)	Code Section 409A. All payments upon a termination of service to be made under this Agreement may be made only upon a “separation of service” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder. Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed by the Company at the time of Employee’s separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement that are deemed to be “deferred compensation” is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” with the Company or (ii) the date of Employee’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 10(g) shall be paid in a lump sum to Employee, and any remaining payments due under this Agreement shall be paid as otherwise provided herein. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payments under this Agreement shall be treated as a separate payment under a right to receive a series of separate payments and, accordingly, each payment hereunder shall at all times be considered a separate and distinct payment. It is intended that all of the severance payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under of Treasury Regulation 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	NEOPHOTONICS CORPORATION

	By:	/s/ Timothy S. Jenks
	Title:	President and Chief Executive Officer
	Date:	April 13, 2010

EMPLOYEE	By:	/s/ James D. Fay
	Name:	James D. Fay
	Date:	April 13, 2010

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